FREE WRITING PROSPECTUS Dated March 3, 2026	Filed Pursuant to Rule 433 Registration No. 333-286053 Registration No. 333-286053-02

$758.3MM Ally Auto Receivables Trust (ALLYA) 2026-1

Jt-Leads: BofA (struc), Barclays, Morgan Stanley

Co-Mgrs: Blaylock, IPA, Lloyds

CL	CLASS SIZE($MM)	OFFERED SIZE($MM)	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPRED	YLD	CPN	$ PX
A-1	260.900	<RETAINED>
A-2	328.810	312.365	0.91	AAA/AAA	7-17	07/27	11/28	I-CRV	+39	3.945	3.91	99.99724
A-3	378.810	359.865	2.14	AAA/AAA	17-38	04/29	10/30	I-CRV	+46	3.960	3.92	99.98411
A-4	90.580	86.050	3.41	AAA/AAA	38-43	09/29	06/31	I-CRV	+53	4.062	4.02	99.97431
B	23.560	<RETAINED>
C	19.630	<RETAINED>
D	14.590	<RETAINED>

Bill & Deliver : BofA

Expected Ratings: S&P, Fitch

ERISA Eligible : Yes

Expected Settle : 3/10/26

First Pay : 4/15/26

CUSIPs : A-2 02008P AB8

A-3 02008P AC6

A-4 02008P AD4

Offered Size : $758.3MM

BBG Ticker : ALLYA 2026-1

Format : SEC Registered

Min Denoms : $1k x $1k

RR Compliance: US – Yes, EU—No

Pricing Speed: 1.30% ABS to 10% Call

A2-A4 EOD : Sequential

Intexnet : basallya261 ABYV

https://dealroadshow.com/e/AART261

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.